AMENDMENT TO EMPLOYMENT AND NON-COMPETITION AGREEMENT

This Amendment (this "Amendment") to the Employment and Non-Competition Agreement dated April 17, 2014 (the "Agreement") by and between Enterprise Bank (the "Bank"), a Texas banking association ("Employer) and James F. Eubank II, and individual who resides in Houston, Texas ("Employee") is dated July 28, 2014 and shall only become effective, if at all, upon the closing of the Merger (as defined below) if Employee remains employed by Employer through that date. Farmers & Merchants Bancshares, Inc., a Texas corporation ("F&M") is also executing this Amendment as guarantor of the obligations under the Agreement of its subsidiary, Employer.

WHEREAS, concurrently herewith, F&M, the sole parent of Employer, and Allegiance Bancshares, Inc., a Texas corporation ("Allegiance"), are entering into that certain Agreement and Plan of Reorganization dated as of the date hereof, pursuant to which F&M will merge with and into Allegiance, with Allegiance continuing as the surviving entity (the "Merger"), and, thereafter, Employer will merge with and into Allegiance's wholly owned banking subsidiary, Allegiance Bank Texas ("Allegiance Bank"), with Allegiance Bank continuing as the surviving entity;

NOW, THEREFORE, in consideration of the mutual agreements set forth in the Agreement and this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer, Employee and F&M hereby agree as follows:

1. Section 2.1 of the Agreement is hereby amended in its entirety to read as follows:

   "2.1 Primary Duties. Employee is hereby employed by Employer as Executive Vice President. Employee shall continue to work directly with Larry Hausler and William Woodby and primarily develop, service and manage loans, deposits, and relationships and other mutually agreeable duties as may be assigned to him subject to the instructions, directions, and control of Employer, which shall be consistent with the duties and responsibilities typically associated with Executive Vice President of a banking organization having assets similar in nature and value to the assets of Employer following the Merger."

2. Section 4.1 of the Agreement is hereby amended in its entirety to read as follows:

   "4.1 Base Salary. As compensation for employment services rendered under this Agreement, Employee shall be entitled to receive from Employer an annual salary ("Base Salary") of $220,000 beginning on the closing of the Merger, prorated for any partial employment period from and after the closing of the Merger and during the Term of this Agreement. The Base Salary shall be subject to annual review in accordance with the then existing procedures of Employer and may be increased from time to time at the discretion of the Board of Directors. After any such change, Employee's new level of Base Salary shall

be Employee's Base Salary for purposes of this Agreement until the effective date of any subsequent change."

3. Section 4.2 of the Agreement is hereby amended in its entirety to read as follows:

"4.2 Bonus. Employee will be eligible to receive a bonus payment ("Bonus") for each year of the Term of the Agreement, to be paid in accordance with Employer's policies and procedures regarding annual bonuses; provided, however, that during the Term of the Agreement, Employee shall be entitled to receive a minimum annual bonus of $92,900 payable quarterly in arrears, prorated for any partial employment period from and after the closing of the Merger and during the Term of this Agreement."

4. Section 5.3 of the Agreement is hereby amended in its entirety to read as follows:

"5.3 Automobile. During the Term of this Agreement, Employer shall reimburse Employee for miles driven for Employer purposes at the then-current Internal Revenue Service standard mileage rate for business miles, subject to receipt by Employer of proper documentation and an expense reimbursement request."

5. Section 6.2.2 of the Agreement is hereby amended in its entirety to read as follows:

"6.2.2 Non-Competition Periods. In the event of termination of employment by Employee pursuant to Section 8.1 of this Agreement or termination by Employer pursuant to Section 8.2.2, the Non-Competition Obligations set forth in Section 6.2 hereof shall apply until the earlier of twelve (12) months after the date of termination and the end of the Term of this Agreement. In the event of termination by Employer without Good Cause or by Employee with Good Reason pursuant to Section 8.2.3, the Non-Competition Obligations set forth in Section 6.2 hereof shall apply through the end of the Term of this Agreement."

6. Section 8.2.3 of the Agreement is hereby amended in its entirety to read as follows:

"8.2.3 In the event of termination of Employee's employment by Employer without Good Cause, or by Employee for Good Reason, the stock options granted pursuant to Section 4.4 hereof shall vest and become immediately exercisable and, provided Employee executes a release acceptable to Employer (the "Release") within thirty-days (30) after receipt of such Release from Employer and Employee does not revoke the Release during any applicable revocation period, then Employee shall be entitled to receive from Employer, each less applicable statutory deductions, either (a) the remaining Base Salary through the Term of this Agreement in equal monthly installments, and the Bonus through the Term in equal quarterly installments, (b) a lump sum payment on or before the sixtieth (60th) day following the date of termination in the amount of

severance due to be paid to Employee pursuant to the severance plan in place immediately following the closing of the Merger, or (c) a lump sum payment on or before the sixtieth (60th) day following the date of termination in the amount of severance due to be paid to Employee pursuant to the severance plan, policy or practice in place on the date of termination. Employee shall receive the greatest of the three amounts, not each of them."

7. The Agreement is amended to add a new Section 8.4, which shall read as follows:

"8.4 For purposes of this Agreement, "Good Reason" means any of the following: (a) the material diminution of Employee's duties, responsibilities, or line of reporting under this Agreement, after receipt by Employer of written notice from Employee, and failure of the Employer to cure such diminution within fifteen (15) days of such notice; (b) Employer's transfer of Employee's place of employment to a location outside a twenty (20) mile radius of Employee's employment location as stated in Section 2.1 of this Agreement; or (c) any reduction in, or failure to timely pay, Employee's compensation or benefits (including any amount owed to Employee under this Agreement or any other plan or agreement to which Employee is or becomes a beneficiary or party, but excluding any reduction in or discontinuation of benefits as part of Employer's normal course of business, in accordance with terms and conditions of such plans, so long as such reduction or discontinuation of benefits generally applies to all employees of the Employer covered by that benefit)."

8. On the closing date of the Merger, Employer shall deliver to Employee a stock option agreement issued pursuant to Allegiance's Stock Option Plan granting to Employee options to purchase 15,000 shares of common stock of Allegiance with an exercise price of $22.00 per share pursuant to the terms and conditions of Allegiance's Stock Option Plan and the stock option agreement. All of the stock options shall vest on the date that is the earlier of (a) two (2) years after the closing date of the Merger, and (b) the date Employee's employment with Employer is terminated by the Employer without Good Cause or by the Employee for Good Reason.

9. In consideration for the consideration described herein, upon the consummation of the Merger, that certain Split Dollar Life Insurance Agreement dated as of May 20, 2014 ("Insurance Agreement") by and between Employer and Employee, shall be immediately terminated and neither Employer nor Employee shall have any further rights or obligations under the Insurance Agreement.

10. All other terms of the Agreement shall remain legally binding and in full force and effect.

11. This Amendment shall be governed by and continued in accordance with the laws of the state of Texas.

[*Signature Page Immediately Follows*]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

EMPLOYER
ENTERPRISE BANK

Name: Larry N. Hausler
Title: Co-Chairman

FARMERS & MERCHANTS
BANCSHARES, INC., as Guarantor

Name: Larry N. Hausler
Title: Co-Chairman

EMPLOYEE

Name: James F. Eubank II

[Signature Page to Amendment to Employment and Non-Competition Agreement]

AMENDMENT TO EMPLOYMENT AND NON-COMPETITION AGREEMENT

This Amendment ("Amendment") to the Employment and Non-Competition Agreement dated April 17, 2014, (the "Agreement") by and between Enterprise Bank (the "Bank"), a Texas banking association ("Employer"), and James F. Eubank, II, an individual who resides in Houston, Texas ("Employee") shall be effective as of November 18, 2014. Farmers & Merchants Bancshares, Inc. is also executing this Amendment as guarantor of the obligations under the Agreement of its subsidiary, the Bank.

1. The Agreement is hereby amended by the addition of the following as Article X:

ARTICLE X

CODE SECTION 409A

Notwithstanding anything to the contrary contained herein, this Agreement is intended to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations and other guidance thereunder. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to satisfy the requirements of Code Section 409A. Further, for purposes of Code Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Any reimbursement or in-kind benefit provided under this Agreement which constitutes a "deferral of compensation" within the meaning of Treasury Regulation Section 1.409A-1(b) shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Any termination of Employee's employment triggering payment of benefits under this Agreement that are subject to Code Section 409A must constitute a "separation from service" under Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of Employee's employment does not constitute a "separation from service," any termination benefits payable under this Agreement that are subject to Code Section 409A shall be delayed until the date of a subsequent event constituting a "separation from service." For purposes of clarification, this section shall not cause any forfeiture of benefits on Employee's part, but shall only act as a delay until such time as a "separation from service" occurs. Notwithstanding anything to the contrary contained herein, in the event Employee is a "specified employee" within the meaning of Code Section 409A(a)(2)(B)(i) as of his "separation from service" and is entitled to receive any payment or benefit hereunder upon such

"separation from service" that is subject to Code Section 409A, such payment or benefit may not be made earlier than six (6) months following the date of Employee's "separation from service" if required by Code Section 409A, in which case, the accumulated postponed payment or benefit shall be paid or provided in a lump sum within ten (10) days after the end of the six-month period. If Employee dies during the six-month period, the postponed amount shall be paid to the personal representative of the Employee's estate within thirty (30) days after the date of Employee's death.

2. All other terms of the Agreement shall remain legally binding and in full force and effect.

3. This Amendment shall be governed by and continued in accordance with the laws of the state of Texas.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed effective as of the date first set forth above.

EMPLOYER
ENTERPRISE BANK

[signature]

Name: Billie Rodriguez

Title: EVP/CFO

FARMERS & MERCHANTS
BANCSHARES, INC., as Guarantor

[signature]

Name: Larry Hausler

Title: Co-Chairman

EMPLOYEE

[signature]

EMPLOYMENT AND NON-COMPETITION AGREEMENT

This AGREEMENT is executed this the 17th day of April, 2014 between FARMERS & MERCHANTS BANCSHARES, INC. and ENTERPRISE BANK, a Texas banking association, hereinafter referred to as "Employer" or "Bank," and James F Eubank II an individual who resides in HOUSTON , Texas and whose mailing address is 7125 Gulf Freeway Houston, Texas 77087, hereinafter referred to as "Employee" (the "Agreement") and shall be effective as set forth in Article 1 (referred to herein as the "Effective Date"). Farmers & Merchants Bancshares, Inc. is also executing this Agreement as guarantor of the obligations under this Agreement of its subsidiary, Enterprise Bank.

ARTICLE I

TERM OF EMPLOYMENT

Employer hereby employs Employee and Employee hereby accepts employment with Employer to December 31, 2016 (the "Term") beginning on the date of Employee's employment provided, however, that this Agreement may be terminated earlier as hereinafter provided.

ARTICLE II

DUTIES OF EMPLOYEE

2.1 Primary Duties. Employee is hereby employed by Employer as Vice Chairman of the Board of Directors and Executive Vice President of Farmers & Merchants Bancshares, Inc and Enterprise Bank . Employee shall primarily manage Employer and shall perform such other work as may be assigned to him subject to the instructions, directions, and control of the Board of Directors of Employer, which shall be consistent with the duties and responsibilities typically associated with these positions of a banking organization having assets similar in nature and value to the assets of Employer.

2.2 Location. Employee shall work in Houston , Texas and shall be furnished with an office and other business facilities and services sufficient to carry out his duties of office.

2.3 Changes of Duties or Location-Mutual Consent. The duties of Employee and the location at which employee shall work may be changed from time to time by the mutual consent of Employer and Employee without resulting in a rescission of this Agreement.

Notwithstanding any such change, the employment of Employee shall be construed as continuing under this Agreement as modified.

ARTICLE III

ENGAGING IN OTHER EMPLOYMENT

Employee shall devote all of his entire productive time, ability, and attention to the business of Employer during Employer's normal business hours, and Employee shall not directly

or indirectly render any services of a business, commercial, or professional nature relating to banking or financial matters to any other person or organization, whether for compensation or otherwise, without prior written consent of Employer during the Term of this Agreement and during the non-competition period described in Article VI below.

ARTICLE IV

COMPENSATION

4.1 Base Salary. As compensation for employment services rendered under this Agreement, Employee shall be entitled to receive from Employer an annual salary ("Base Salary") of $ 247,500 , prorated for any partial employment period during the Term of this Agreement. The Base Salary shall be subject to annual review in accordance with the then existing procedures of Employer and may be increased from time to time at the discretion of the Board of Directors of Employer. After any such change, Employee's new level of Base Salary shall be Employee's Base Salary for purposes of this Agreement until the effective date of any subsequent change.

4.2 Bonus & Director Fees. Employee will be paid director fees from Employer and be eligible to receive a bonus payment ("Bonus") for each year of the Term of the Agreement, to be paid in accordance with Employer's policies and procedures regarding annual bonuses.

4.3 Options. Employe has been granted options issued pursuant to a Farmers & Merchants Bancshares , Inc. Stock Option Plan .

4.4 No Compete Consideration. For ten dollars ($10.00) and other valuable consideration in connection with the consummation of this agreement, Employee agrees to the covenant not to compete contained in this Agreement.

ARTICLE V

REIMBURSEMENT OF EMPLOYEE BUSINESS EXPENSES AND PARTICIPATION IN EMPLOYER BENEFIT PLANS

5.1 Out of Pocket Expenses. Employee is authorized to incur reasonable business expenses for promoting the business of Employer, including expenditures for entertainment and travel, including, without limitation, trade association convention attendance, mobile telephone expenses, and other similar business expenses. Employer and Employee will mutually determine a reasonable range for such business expenses. Employer will reimburse Employee from time to time for all such business expenses provided that Employee presents Employer with appropriate documentation of such expenditures in accordance with Employer's established procedures relating to such reimbursements.

5.2 Participation in Employer Benefit Plans. Until the termination of Employee's employment, Employee will be eligible to participate in all employee benefit plans generally available to the officers and employees of Employer, including personal and family health insurance and disability insurance in accordance with the terms of such plans.

5.3 Automobile. During the Term of this Agreement, Employer shall provide Employee with a mutually agreed monthly automobile allowance.. Employer will reimburse employee for the related insurance, maintenance and fuel expenses, other than out of town costs.

ARTICLE VI

NON-DISCLOSURE, NON-COMPETITION AND NON-SOLICITATION COVENANTS

6.1 Non-Disclosure Obligations. "Confidential Information" means and includes Employer's confidential and/or proprietary information and/or trade secrets that have been and/or will be developed or used and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, but is not limited to, the following: information regarding customers, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures, pricing, and pricing techniques; information concerning past, current, and prospective customers, investors, and business affiliates (such as contact name, service provided, pricing, type and amount of services used, financial data, and/or other such information); pricing strategies and price curves; positions; plans or strategies for expansion or acquisitions; budgets; research; financial and sales data; trading methodologies and terms; communications information; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information; payments or rates paid to consultants or other service providers; and other such confidential or proprietary information. Employee acknowledges that Employer's business is highly competitive, that this Confidential Information constitutes a valuable, special, and unique asset used by Employer in its business, and that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to Employer.

Employee agrees that Employee will not, at any time during or after Employee's employment with Employer, make any unauthorized disclosure, directly or indirectly, of any Confidential Information of Employer, or third parties, or make any use thereof, directly or indirectly, except in working for Employer. Employee also agrees that Employee shall deliver promptly to Employer at the termination of employment or at any other time at Employer's request, without retaining any copies, all documents and other material in Employee's possession relating, directly or indirectly, to any Confidential Information or other information of Employer, or Confidential Information or other information regarding third parties, learned as an employee at Employer.

6.2 Non-Competition Obligations. Employer shall provide Employee with Confidential Information. Ancillary to the consideration to be provided pursuant to Section 6.3 hereof, including but not limited to Employer's agreement to provide Confidential Information to Employee and Employee's agreement not to disclose Confidential Information, and in order to protect the Confidential Information, Employer and Employee agree to the following non-competition provisions.

6.2.1 Employee Obligations. Employee agrees that, during the term of Employee's employment with Employer, which may exceed the Term of this Agreement, and for the periods set forth in Section 6.2.2 below, Employee will not, except as an employee of Employer, in any capacity for Employee or others, directly or indirectly:

(a) compete or engage, anywhere in the geographic area comprised of the Texas counties of Harris , Fort Bend, and Waller (the "Market Area"), in a business similar to that of Employer, or compete or engage in that type of business which Employer has plans to engage in, or any business which Employer has engaged in during the preceding twelve (12) month period if within the twenty-four (24) months before the termination of Employee's employment, Employee had access or potential access to information regarding the proposed plans or the business in which Employer engaged;

(b) take any action to invest in, own, manage, operate, control, participate in, be employed or engaged by or be connected in any manner with any partnership, corporation or other business or entity engaging in a business similar to that of Employer anywhere within the Market Area. Notwithstanding the foregoing, the Employee is permitted hereunder to own, directly or indirectly, up to one percent (1%) of the issued and outstanding securities of any publicly traded financial institution conducting business in the Market Area;

(c) call on, service, or solicit competing business from customers or prospective customers of Employer if, within the twenty-four (24) months before the termination of Employee's employment, Employee had or made contact with the customer, or had access to information and files about the customer; or

(d) call on, solicit, or induce any employee of Employer whom Employee had contact with, knowledge of, or association with in the course of employment with Employer to terminate employment from Employer, and will not assist any other person or entity in such activities.

6.2.2 Non-Competition Periods. In the event of termination of employment by Employee pursuant to Section 8.1 of this Agreement or termination by Employer pursuant to Section 8.2.2, the Non-Competition Obligations set forth in Section 6.2 hereof shall apply for a period of twelve (12) months after the date of termination. In the event of termination by Employer pursuant to Section 8.2.3, the Non-Competition Obligations set forth in Section 6.2 hereof shall apply through the end of the Term of this Agreement.

6.2.3 Use of Confidential Information. Employee agrees that Employee's work for Employer's competitor during the Non-Competition Period after termination of employment inevitably would lead to Employee's unauthorized use of Employer's Confidential Information, even if such use is unintentional. Because it would be impossible, as a practical matter, to monitor, restrain, or police Employee's use of such Confidential Information other than by Employee's not working for a competitor, Employee agrees that restricting such employment as set forth in this Agreement is the narrowest way to protect Employer's interests, and the narrowest way of enforcing Employee's consideration for the receipt of Employer's specialized

training and Confidential Information (namely, Employee's promise not to use or disclose that Confidential Information and/or specialized training).

6.2.4 Early Resolution Conference. The parties are entering into this Agreement with the understanding that this Agreement is clear and enforceable. If Employee decides to contend that any restriction on activities under this Agreement is not enforceable or does not apply to an activity Employee intends to pursue, Employee first will notify the Chief Executive Officer of Employer in writing and meet with an Employer representative at least fourteen days before engaging in any activity that foreseeably could fall within the questioned restriction to discuss the resolution of such claims (an "Early Resolution Conference"). Should the parties not resolve the dispute at the Early Resolution Conference, the parties may pursue legal recourse. Employer and Employee acknowledge and agree that breach of any of the covenants made by Employee herein would cause irreparable injury to Employer, which could not sufficiently be remedied by monetary damages; and, therefore, that Employer shall be entitled to obtain such equitable relief as declaratory judgments; temporary, preliminary, and permanent injunctions; and order of specific performance to enforce those covenants or to prohibit any act or omission that constitutes a breach thereof. If Employer must bring suit to enforce this Agreement, Employer is entitled to recover its attorneys' fees and costs related thereto.

6.3 Consideration. In consideration for the above obligations of the Employee, Employer agrees to provide Employee with immediate access to Confidential Information relating to Employer's business and to highly specialized training regarding Employer's methodologies and business strategies, which will enable Employee to perform his or her job for Employer. Employee also will have immediate access to, or knowledge of, new Confidential Information of third parties, such as actual and potential customers, suppliers, partners, joint venturers, investors, financing sources, etc., of Employer.

6.4 Enforcement and Legal Remedies. The parties recognize the difficulty of properly measuring the damages which reasonably would accrue by reason of a breach of this covenant of non-competition and therefore agree that the party suffering by reasons of any breach of this Agreement shall be entitled to the equitable remedy of injunctive relief.

ARTICLE VII

PROPERTY RIGHTS

7.1 Trade Secrets and Confidentiality. During the term of employment, Employee will have access to and become familiar with Confidential Information owned by Employer and regularly used in the operation of the business of Employer. Employee shall not disclose any such Confidential Information, directly or indirectly, nor use it in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment with Employer. All Confidential Information and similar items relating to the business of Employer, whether or not prepared by Employee, shall remain the exclusive property of Employer and shall not be removed from the premises of Employer under any circumstances without the prior written consent of Employer, provided, however, that Employee may remove such items for the purpose of furthering the business of Employer if such action is consistent

with the past practices of Employee. All items removed from the premises of Employer and all copies or summaries thereof shall be returned to Employer upon the termination of Employee.

7.2 Processes and Improvements. Employee agrees that he will promptly from time to time fully inform and disclose to Employer all inventions, processes, designs, improvements and discoveries which he now has or may hereafter have during the term of this Agreement which pertain or relate to the business of Employer or to any experimental work carried on by Employer, whether conceived by Employee alone or with others and whether or not conceived during regular working hours. All such processes, designs, improvements, formulas, business plans, technologies and discoveries shall be the exclusive property of Employer.

ARTICLE VIII

TERMINATION RIGHTS

8.1 Employee's Termination Rights. Employee shall have the right, at his election and for any reason, prior to the expiration of the Term of this Agreement, to voluntarily terminate his employment with Employer. In the event of voluntary termination of employment by Employee for any reason, Employer's obligations to pay any portion of the Base Salary shall automatically cease, and both parties' obligations set forth in Article VI shall continue. Any accrued but unpaid Base Salary and other benefits shall be paid through the date of such termination.

8.2 Employer's Termination Rights. Employer shall have the right to terminate Employee at its election and for any reason, with or without Good Cause, prior to the expiration of the Term of this Agreement, subject to the following conditions.

8.2.1 In the event of the death of Employee, Employer's obligations to pay the Base Salary and both parties' obligations set forth in Article VI shall automatically cease, except that any accrued but unpaid Base Salary and other benefits shall be paid through the date of the date of termination of employment.

8.2.2 In the event of termination of Employee for Good Cause, Employer's obligations to pay the Base Salary shall automatically cease, and both parties' obligations set forth in Article VI shall continue. Any accrued but unpaid Base Salary and other benefits shall be paid through the date of such termination.

8.2.3 In the event of termination of Employee without Good Cause, Employer shall pay the remaining Base Salary through the Term of this Agreement in equal monthly installments and both parties' obligations set forth in Article VI shall continue.

8.3 Definition of Good Cause. For purposes of this Agreement, "Good Cause" shall mean:

(a) Employee's repeated failure to perform his duties under Section 2.1 of this Agreement;

(b) Employee's repeated violation of Employer's written policies and procedures; provided that the terms of this Agreement shall control in the event of any conflict between such policies and procedures and the terms of this Agreement;

(c) use of alcohol or drugs that prevents Employee from performing his duties under Section 2.1 of this Agreement;

(d) conviction of a felony, or conviction of a misdemeanor involving active and willful fraud or moral turpitude; or

(e) acts of disloyalty to Farmers & Merchants Bancshares, Inc. or Employer, including, but not limited to, theft, embezzlement or intentional unauthorized disclosure of Confidential Information.

ARTICLE IX

GENERAL PROVISIONS

9.1 Notices. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of the Agreement, but each party may change his address by written notice in accordance with this paragraph. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of three (3) days after mailing.

9.2 Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever.

9.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

9.4 Modification. This Agreement shall not be amended, modified, or altered in any manner except in writing signed by both parties.

9.5 Failure to Enforce Not Waiver. Any failure or delay on the part of either Employer or Employee to exercise any remedy or right under this Agreement shall not operate as a waiver. The failure of either party to require performance of any of the terms, covenants, or provisions of this Agreement by the other party shall not constitute a waiver of any of the rights under the Agreement. No forbearance by either party to exercise any rights or privileges under this Agreement shall be construed as a waiver, but all rights and privileges shall continue in effect as if no forbearance had occurred. No covenant or condition of this Agreement may be waived except by the written consent of the waiving party. Any such written waiver of any term of this Agreement shall be effective only in the specific instance and for the specific purpose given.

9.6 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Article VI hereof shall survive early termination or expiration of the Term of this Agreement, except as provided in Section 8.2.1.

9.7 Partial Invalidity. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall remain in full force and effect, as if this Agreement has been executed without any such invalid provisions having been included. Such invalid provision shall be reformed in a manner that is both (i) legal and enforceable, and (ii) most closely represents the parties' original intent.

9.8 Attorney's Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs, and necessary disbursements in addition to any other relief to which he may be entitled.

9.9 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

9.10 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Employer and Employee, and their respective heirs, executors, administrators, successors and assigns, including, without limitation, any successor by merger, consolidation or stock purchase of Employer and any entity or person that acquires all or substantially all of the assets of Employer.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Employment and Non-Competition Agreement to be duly executed as of the date first written above.

EMPLOYER

ENTERPRISE BANK

Name: Larry Hausler
Title: Co-Chairman

FARMERS & MERCHANTS BANCSHARES, INC.,

Name: Larry Hausler
Title: Co. Chairman

EMPLOYEE

James F Eubank II